EXHIBIT 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REED ELSEVIER PLC CONSOLIDATED FINANCIAL STATEMENTS
We consent to the incorporation by reference in Registration Statement Nos. 333-08542 and 333-12666 of Reed International P.L.C. and Elsevier NV on Form S-8, Registration Statement No. 333-143605 of Reed Elsevier PLC and Reed Elsevier NV on Form S-8 and in the Post-Effective Amendment No. 1 to Registration Statement No. 333-6710-02 and the Registration Statement No. 333-13188-01 of Reed International P.L.C. and Elsevier NV on Form F-3 of our reports dated February 20, 2008 relating to the consolidated financial statements of Reed Elsevier PLC and the effectiveness of Reed Elsevier PLC’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2007.
Deloitte & Touche LLP
London, United Kingdom
March 20, 2008